Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sponsor, Trustee and Unit Holders of Equity Focus Trusts—Trilogy Global Advisors Baby Boom Economy Portfolio, 2007 Series A and Trilogy Global Advisors Global Communications Portfolio, 2007 Series A:

We consent to the use of our report dated April 16, 2007, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

April 16, 2007